Name _______________________________________

2020 Short-Term Incentive Compensation Plan

You have been chosen to participate in the 2020 Short-Term Incentive Compensation Plan (“STIP”) of CURO Group Holdings Corp. (the “Company”) based on your expected contributions to the Company’s financial objectives in 2020.
The total amount you are eligible to earn under the STIP is __% of actual base salary you earn in 2020 (“Total Eligible STIP Compensation”). The amount you will actually earn under the STIP, if any, will be determined based on achievement of two separate Company performance objectives approved by the Company’s Compensation Committee (the “Committee”), as follows:

1. Company Risk Adjusted Revenue - 50% of Total Eligible STIP Compensation (“Risk Adjusted Revenue STIP Compensation”).
The Company’s adjusted risk revenue objective for 2020 is $__ (“Target Risk Adjusted Revenue”). Awards payable under the STIP attributable to the Company’s 2020 adjusted risk revenue will be based on the following:

Company Risk Adjusted Revenue*	STIP Award Based on Company Risk Adjusted Revenue
Less than 95% of Target Risk Adjusted Revenue	None
95% of Target Risk Adjusted Revenue	50% of Risk Adjusted Revenue STIP Compensation
95.10% to 99.99% of Target Risk Adjusted Revenue
50% of Risk Adjusted Revenue STIP Compensation plus a percentage of Risk Adjusted Revenue STIP Compensation calculated on a pro rata basis (based on the amount by which Company adjusted risk revenue exceeds 95% of the Target Risk Adjusted Revenue)

100% of Target Risk Adjusted Revenue	100% of Risk Adjusted Revenue STIP Compensation
100.10% to 104.99% of Target Risk Adjusted Revenue
100% of Risk Adjusted Revenue STIP Compensation plus a percentage of Risk Adjusted Revenue STIP Compensation calculated on a pro rata basis (based on the amount by which Company adjusted risk revenue exceeds the Target Risk Adjusted Revenue)

105% or more of Target Risk Adjusted Revenue	150% of Risk Adjusted Revenue STIP Compensation

*The Company’s adjusted risk revenue as a percentage of the Target Risk Adjusted Revenue will be rounded to the nearest one-hundredth of 1%.

2. Company Adjusted Pre-Tax Income - 50% of Total Eligible STIP Compensation (“Pre-Tax Income STIP Compensation”).
The Company’s adjusted pre-tax income objective for 2020 is $__ (“Target Adjusted Pre-Tax Income”). Awards payable under the STIP attributable to the Company’s 2020 adjusted pre-tax income will be based on the following:

Company Adjusted Pre-Tax Income*	STIP Award Based on Company Adjusted Pre-Tax Income
Less than 90% of Target Adjusted Pre-Tax Income	None
90% of Target Adjusted Pre-Tax Income	50% of Pre-Tax Income STIP Compensation
90.10% - 99.99% of Target Adjusted Pre-Tax Income
50% of Pre-Tax Income STIP Compensation plus a percentage of Pre-Tax Income STIP Compensation calculated on a pro rata basis by the Committee (based on the amount by which Company adjusted pre-tax income exceeds 90% of the Target Adjusted Pre-Tax Income)

100% of Target Adjusted Pre-Tax Income	100% of Pre-Tax Income STIP Compensation
100.10% to 109.99% of Target Adjusted Pre-Tax Income
100% of Pre-Tax Income STIP Compensation plus a percentage of Pre-Tax Income STIP Compensation calculated on a pro rata basis by the Committee (based on the amount by which Company adjusted pre-tax income exceeds the Target Adjusted Pre-Tax Income)

110% or more of Target Adjusted Pre-Tax Income	150% of Pre-Tax Income STIP Compensation
*The Company’s adjusted pre-tax income as a percentage of the Target Adjusted Pre-Tax Income will be rounded to the nearest one-hundredth of 1%.

Note: The Company reserves the right to adjust the Target Risk Adjusted Revenue and/or Target Adjusted Pre-Tax Income objectives to account for the financial impact of acquisitions or other significant Company events during the year.

General Provisions:

Form of Payment. The Company expects awards earned under the STIP to be paid in cash, less all required withholdings and deductions, no later than March 15, 2021. The Company reserves the right, in its sole discretion and as approved by the Committee, to change the form of any award earned. If you were not working in an STIP-eligible position with the Company for all of 2020 due to a change of position, you will be eligible to receive a prorated portion of the award earned under the STIP based on actual time spent in an STIP-eligible position.

Termination of Employment. To earn an award under the STIP, you must be employed by the Company for the entire performance period, unless the Committee otherwise determines, or unless otherwise provided in an employment agreement between you and the Company. If you are no longer an employee, for whatever reason, on the last date of the performance period, you shall not be deemed to have earned any award under the STIP and shall not receive any award under the STIP, unless otherwise provided in an employment agreement between you and the Company. If you are no longer employed by the Company for the entire performance period due to death or disability, the Committee may, at its discretion, determine whether you have earned an award. In no event will an award under the STIP be accelerated in the event of termination of employment, except as provided herein.

Program Termination and Amendment. The Committee may amend, modify, terminate or suspend operation of the STIP at any time. Notice of any such changes will be communicated to participants.

Benefits Not Guaranteed. Neither the establishment of the STIP nor participation in the STIP shall provide any guarantee or other assurance that an award will be payable under the STIP. There is no obligation of uniformity of treatment of employees or participants under the STIP.

Confidentiality. The two financial objectives set forth in Section 1 and 2 above are confidential and by participating in the STIP you explicitly agree to keep those objectives confidential.

No Employment Right. Participation in the STIP does not constitute a commitment, guarantee or agreement that the Company will continue to employ you and this STIP shall not be construed or applied as an employment contract or obligation.

Governing Law. The validity, construction and effect of the STIP shall be determined in accordance with the laws of the State of Kansas without giving effect to conflicts of law principles.

Severability. The provisions of the STIP are severable. If any provision is determined to be unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from the STIP to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.